EXHIBIT 10.34
NOTICE OF RESTRICTED SHARE UNIT AWARD
UNDER THE APOLLO GLOBAL MANAGEMENT, INC.
2019 OMNIBUS EQUITY INCENTIVE PLAN
Apollo Global Management, Inc. (the “Company”), pursuant to the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”), hereby grants to the individual listed below the number of Restricted Share Units (the “RSUs”) set forth below. The RSUs are subject to the terms and conditions as set forth in this Notice of Restricted Share Unit Award (the “Notice”), the attached Award Agreement (the “Award Agreement”) and the Plan.

Participant:	[Participant Name]
Award Type:	Annual
Conversion Price:
$[Grant Date FMV], which reflects the volume weighted average price of the Company’s shares for the ten-day period prior to the grant; this was used to convert the dollar value of the award into a number of RSUs

Number of RSUs Granted:	[Quantity Granted]
Date of Grant:	[Grant Date]
Vesting Schedule:	Subject to the terms and conditions referenced in the Award Agreement, the RSUs will vest on the following schedule (each date, a “Vesting Date”): December 31, 2023 December 31, 2024 December 31, 2025

APOLLO GLOBAL MANAGEMENT, INC.
By:     /s/ Matthew Breitfelder ____
Name: Matthew Breitfelder
Title:     Vice President
RESTRICTED SHARE UNIT AWARD AGREEMENT
UNDER THE APOLLO GLOBAL MANAGEMENT, INC.
2019 OMNIBUS EQUITY INCENTIVE PLAN
In accordance with the attached Notice delivered to the Participant, the Company and the Participant agree that the terms and conditions contained in the Notice, this Award Agreement (this “Agreement”) and the Plan shall apply to the grant of RSUs set forth in the Notice. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Notice and otherwise in the Plan.
1.    Vesting.
(a)    Generally. Except as otherwise provided in Section1(b), the RSUs shall vest in accordance with the vesting schedule set forth in the Notice, provided that the Participant remains in continuous employment with or provides services to the Company or its Affiliates (collectively, the “Company Group”) through each applicable Vesting Date. Fractional RSUs shall not be deemed vested until they accumulate to equal one (1) whole Share.
(b)    Special Vesting on Death or Disability. Notwithstanding the foregoing, if the Participant’s employment or service is terminated either (i) due to the Participant’s death or (ii) by the Company Group

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by reason of Disability, then the Participant shall vest in 100% of the then unvested RSUs that remain subject to this Agreement upon such termination, subject to the Participant’s (or the Participant’s estate or personal representative, if applicable) execution and delivery to the Company of an irrevocable general release of claims in a form satisfactory to the Company within 60 days following the termination date (or such shorter period as may be specified by the Company in accordance with applicable law). For purposes of this Agreement, the Participant shall be deemed to be in continuous employment or service until such time as the Participant dies or otherwise experiences a “separation from service” (as such term is defined in Treasury Regulation §1.409A-1(h)(1)).
2.    Settlement; Delivery of Shares. The Company shall issue and deliver to the Participant one (1) Share (either by delivering one or more certificates for such Shares or by entering such shares in book-entry form, as determined by the Company in its discretion), as settlement of each vested RSU (such Shares, the “RSU Shares”). Such RSU Shares shall be delivered as soon as administratively practicable following the vesting of any RSU in accordance with Section 1, but in no event shall such RSU Shares be delivered later than the 15th day of the third month following the last day of either the Participant’s or the Company’s fiscal year in which the RSU vests, whichever is later. Upon delivery, all such RSU Shares shall be fully assignable, alienable, saleable and transferrable by the Participant; provided that any such assignment, alienation, sale or transfer with respect to such RSU Shares shall comply with applicable securities laws and applicable Company policy as described in Section 4.
3.    Restrictions on RSUs. The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, other than with respect to transfers (a) to the Company, (b) by will or pursuant to the laws of descent and distribution, or (c), if approved by the Administrator in its sole discretion, in accordance with the requirements of Instruction A.1.(a)(5) of Form S-8 under the Securities Act or other applicable law.
4.    Disposition of Shares. Subject to applicable law, the Participant may dispose of the RSU Shares issued under this Agreement during any “window period” in which sales by Company personnel are permitted, and in accordance with the Company’s insider trading policy. All dispositions of RSU Shares are subject to compliance with the Company’s Share Ownership Policy as in effect from time to time and any other applicable Company policies.
5.    Forfeiture. Upon the termination of the Participant’s employment or service with the Company Group for any reason (a “Termination”), other than by reason of the Participant’s death or Disability, all then unvested RSUs subject to this Agreement shall be immediately forfeited, terminated and canceled without payment of any consideration by any member of the Company Group, and neither the Participant nor any of its successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs. Except as otherwise expressly set forth herein in Section 1, employment or service for only a portion of a vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon a Termination.
6.    Shareholder Rights; Dividend Equivalents. The Participant shall have no rights of a shareholder (including voting rights and the right to dividends or distributions) and will not be treated as an owner of Shares for tax or other purposes, except with respect to RSU Shares that have already been delivered. Notwithstanding the foregoing, in the event ordinary cash dividends are paid in respect of the Company’s Shares, then a dividend equivalent of equal value shall accrue and be paid to the Participant with respect to each RSU (whether or not vested) no later than 30 days after such ordinary cash dividend is paid to the holders of Shares. Rights to dividend equivalents on each RSU shall terminate upon the issuance of the underlying RSU Share following vesting, or if earlier, upon the forfeiture of the RSU in connection with the Participant’s Termination. Under no circumstances shall the Participant be entitled to receive (a) both a dividend and a dividend equivalent with respect to an RSU (or its associated RSU Share) or (b) any dividend or dividend equivalent with respect to a forfeited or fractional RSU.
7.    Agreement Subject to Plan. This Agreement is subject to all of the terms, conditions and provisions of the Plan, which are incorporated herein by reference. Without limiting the generality of the immediately preceding sentence, this Agreement specifically incorporates the following sections of the Plan: Section 14(i) (Electronic Delivery), and Section 17 (Section 409A). In the event of any conflict between any provision of this Agreement and the Plan, the Plan shall govern.
8.    No Rights to Continuation of Employment or Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued employment or service with the Company Group or interfere with, or restrict, the right of any member of the Company Group (or its

EXHIBIT 10.34
shareholders, as the case may be) to terminate the Participant’s employment or service at any time for any reason whatsoever, with or without Cause. The Plan and this Agreement shall not (a) form any part of any contract of employment or contract for services between any current or former member of the Company Group and any directors, officers or employees thereof, (b) confer any legal or equitable rights (other than those constituting the Awards themselves) against any current or former member of the Company Group, directly or indirectly, or (c) give rise to any cause of action in law or in equity against any current or former member of the Company Group.
9.    Restrictive Covenants. The restrictive covenants set forth in the Participant’s covenants agreement or any other applicable written arrangement with any member of the Company Group, are incorporated herein. Nothing contained herein shall reduce or limit the application or scope of any restrictive covenants in favor of the Company Group (for example, with respect to competition, solicitation, confidentiality, intellectual property, subsequent engagement, interference or disparagement) to which the Participant is otherwise subject (the “Restrictive Covenants”). The Company would not have granted this Award if the Participant had not agreed to be bound by such restrictive covenants, as the same may be amended from time to time. In the event the Participant materially breaches any such Restrictive Covenants, the Participant shall immediately forfeit any rights to the remaining unvested RSUs, if any, or undelivered RSU Shares without payment of any consideration. As further described in Section 21 below, the Company shall also have a right to recoup payment in respect of previously delivered RSU Shares, in addition to any other remedy to which the Company may be entitled as a result of such breach. Nothing in this Agreement or any other agreement or arrangement of the Company Group to which the Participant is subject will (a) prohibit the Participant from making reports of possible violations of U.S. federal law or regulation to any governmental agency or entity in accordance with Section 21F of the Securities Exchange Act of 1934, Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of U.S. federal law or regulation or other similar law, regulation or rule, or (b) require notification or prior approval by the Company Group of any such reporting.
10.    Tax Withholding. The Participant is responsible for all federal, state, local and other taxes and any tax-related penalties the Participant incurs in connection with the Award. The Company Group shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct, from other compensation payable to the Participant, any sums required by applicable law to be withheld or accounted for by the Company Group with respect to any RSU. The Company in its discretion may alternatively reduce the number of shares to be issued by the appropriate number of whole Shares, valued at their then Fair Market Value, or require any other available method to satisfy any withholding or tax obligations of the Company Group with respect to the RSUs at the applicable rates.
11.    Governing Law; Arbitration; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Delaware (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction).
(b)    Any dispute, controversy, suit, action or proceeding (“Proceeding”) arising out of or relating to this Award or any other Award, other than the injunctive relief described in Section 11(c), will, notwithstanding anything to the contrary contained in the Plan, be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying Delaware law) in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS (“JAMS”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. The Company and the Participant will share the JAMS administrative fees, the arbitrator’s fee and expenses. Each party shall be responsible for such party’s attorneys’ fees.
(c)    Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the U.S. Federal Arbitration Act or the New York Arbitration Act. The arbitrator may grant interim injunctive relief and the Company or its successors or assigns may commence litigation in court to obtain injunctive relief or an order requiring specific performance to enforce, or prevent any violations of, the Restrictive Covenants.
(d)    IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTICIPANT AND THE COMPANY WAIVE AND COVENANT THAT THE PARTICIPANT AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE)

EXHIBIT 10.34
ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH AN AWARD UNDER THE PLAN OR ANY MATTERS CONTEMPLATED THEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT THE COMPANY GROUP OR THE PARTICIPANT MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE COMPANY GROUP AND THE PARTICIPANT IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO AN AWARD UNDER THE PLAN AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER AN AWARD AGREEMENT UNDER THE PLAN WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
12.    Agreement Binding on Successors. The terms of this Agreement shall be binding upon the Participant and their heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest and upon the Company Group and its successors and assignees, subject to the terms of the Plan.
13.    No Assignment. Subject to Section 3, neither this Agreement nor any rights granted herein shall be assignable by the Participant other than (with respect to any rights that survive the Participant’s death) by will or the laws of descent and distribution. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any RSUs or RSU Shares by any holder thereof in violation of the provisions of this Agreement or the Plan will be valid, and the Company will not transfer any of said RSUs or RSU Shares on its books nor will any RSU Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to, and not in lieu of, any other remedies, legal or equitable, available to enforce said provisions.
14.    Limitation on the Participant’s Rights. The Participant has no legal or equitable rights, interests or claims in any property of the Company due to the Plan, the Notice, this Agreement or the grant of RSUs contained herein. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the RSU Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.
15.    Severability. Should any provision of this Agreement be held by an arbitrator or court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, then in lieu of severing any such provisions, they shall be construed by the appropriate judicial body or arbitral tribunal by limiting or reducing them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by a judicial body or arbitral tribunal shall not affect the enforceability of any such provisions in any other jurisdiction.
16.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of that provision or of any other provision hereof.
17.    Entire Agreement. The Notice, this Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior writings and understandings with respect to the grant of RSUs covered by this Agreement and these RSUs are granted in full settlement of the Participant’s rights to receive RSUs in respect of the particular Award Type referenced in the Notice. The Participant acknowledges that any summary of the Plan or this Agreement provided by the Company is subject in its entirety to the terms of the Plan and this Agreement. References to this Agreement in the Plan or otherwise include references to Exhibit A.
18.    Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any Section.
19.    Amendment. Except as otherwise provided in the Plan, no amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

EXHIBIT 10.34
20.    Acknowledgements and Representations. By acceptance of this Award, the Participant is deemed to have agreed to the acknowledgements and representations in this Section 20 and otherwise in this Agreement. The Participant is acquiring the RSUs and, if and when the RSUs vest, will acquire the RSU Shares covered thereby solely for the Participant’s own account, for investment purposes only, and not with a view to or an intent to sell or distribute, or to offer for resale in connection with any unregistered distribution, all or any portion of the RSUs or RSU Shares within the meaning of the Securities Act and/or any applicable state securities laws. The Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this Award and the restrictions imposed on the RSUs and the RSU Shares. The Participant has been furnished with, and/or has access to, such information as he or she considers necessary or appropriate for deciding whether to accept this Award. However, in evaluating the merits and risks of an investment in the Company, the Participant has and will rely upon the advice of his/her own legal counsel, tax advisors, and/or investment advisors. The Participant is aware that the RSU Shares may be of no practical value. The Participant has read and understands the restrictions and limitations set forth in the Plan and this Agreement, which are imposed on the RSUs and the RSU Shares. The Participant is responsible for all taxes and any tax-related penalties the Participant incurs or is liable for in connection with this Award, including but not limited to any withholding taxes, employment or payroll taxes and social security. The Participant confirms that the Participant has not relied on any warranty, representation, assurance or promise of any kind whatsoever in entering into this Agreement other than as expressly set out in this Agreement or in the Plan.
21.    Recoupment. By accepting this Award, the Participant is deemed to acknowledge and agree that the Participant will be subject to any policy adopted by the Company that provides for the repayment or forfeiture of incentive compensation, including, without limitation, the Apollo Corporate Recoupment Policy, as may be amended from time to time, and this Award shall be subject to recoupment or forfeiture per any such policy, in accordance therewith, or as otherwise required by law or applicable regulatory rules or guidance.
22.    Regional and Country-Specific Provisions. The regional and country specific terms and conditions set forth on Exhibit A shall apply to this Award solely to the extent applicable to the Participant based on the Participant’s residency, location of service or region in which they are otherwise a taxpayer, as applicable. Without limiting the Administrator’s powers under the Plan, to the extent the Participant relocates their residency and/or employment or service to another country, the additional terms and conditions set forth in this Section for such region or country (if any, and as such terms may be modified or supplemented from time to time) shall apply to the extent the Company determines, in its sole discretion, that the application of such section is necessary or advisable.
23.    Deemed Acceptance. This Award shall be effective as of the Date of Grant and shall not require the Participant’s countersignature. The Participant shall be deemed to accept this Award, subject to the terms and conditions set forth in the Notice, this Agreement and the Plan unless the Participant provides to the Company written notification to the attention of its Global Head of Human Capital, of the Participant’s rejection of this Award not later than 30 days after the Date of Grant (in which case this Award will be forfeited and the Participant shall have no further right or interest therein as of such date).
Exhibit A

Certain Regional and Country-Specific Provisions

The regional and country specific terms and conditions set forth on this Exhibit A shall apply to the Award described in the attached Agreement solely to the extent applicable to the Participant based on the Participant’s residency, location of service or region in which they are otherwise a taxpayer, as applicable, and override any provisions of the Agreement to the extent of any inconsistency. Terms used herein will have the meanings set forth in the Agreement. It is intended that the Award complies with all local laws, regulations and rules thereunder, and the Award and this Exhibit A shall be interpreted and applied in a manner intended to comply with such requirements, and if necessary this Exhibit may be amended from time to time to comply with such laws, regulations or rules. Notwithstanding any provision to the contrary in the Notice, the Agreement or the Plan, the following provisions will apply to the Agreement as applicable, based on the Participant’s regional or country affiliation:
1.    All European Regions/Countries
(a)    Terms of Participant's Office and Employment. The rights and obligations of the Participant under the terms of their office or employment with the Company Group thereof shall not be affected by their participation in the Plan or any right which he or she may have to participate therein. The

EXHIBIT 10.34
Award will lapse immediately in the event that the Participant is declared bankrupt, insolvent (or the equivalent under local law)
(b)    No Employment Rights or Rights to Compensation. The Participant acknowledges that any assignment under the Award Agreement: (i) is one-time, voluntary and occasional in nature and does not create any contractual or other right to receive future equity awards, or benefits in lieu of such awards; (ii) is an extraordinary item and is occasional in nature and does not constitute compensation of any kind for services whatsoever rendered to the Company Group, and is outside the scope of the Participant's employment contract or other position; (iii) is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. Without prejudice to the generality of Section 8, if the Participant ceases to be an Eligible Recipient, they will not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit pursuant to or in connection with the Plan or this Award Agreement, and by accepting this Award, the Participant hereby waives all and any rights to compensation or damages in consequence of the termination of their office or employment with any such company for any reason whatsoever, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and insofar as those rights arise, or may arise, from the Participant ceasing to have rights under an Award as a result of such termination, or from the loss or diminution in value of such rights.
(c)    Data Protection. The Company shall process personal data in association with the Participant's participation in the Plan as described in the European Union Privacy Policy and/or United Kingdom privacy notice in effect under the Plan from time to time, which notice is available upon request from the Company’s Human Capital department.
(d)    Prospectus Rules. For the purposes of European Union and UK securities law, the Plan, read together with this Agreement, is an employee information document relating to Apollo Global Management, Inc which has been prepared in accordance with Article 1(4)(i) (employee offers exempt from requirement to publish prospectus in relation to offer to the public) of the Prospectus Regulation (EU) 2017/1129 and of the UK version of the Prospectus Regulation (EU) 2017/1129, which is retained EU law by virtue of the European Union (Withdrawal) Act 2018 (and related statutory instruments). Neither the Plan, this Agreement, nor the Award granted under this Agreement have been approved by the Financial Conduct Authority in the UK or by any regulatory authority in the EU. For the avoidance of doubt this Agreement is not a Prospectus. For the purposes of the above, the Shares are traded on the New York Stock Exchange under Code name 'APO'. Further details can be found by following this link: https://www.nyse.com/quote/XNYS:APO. Additional information on the Company can be found on its website at https://www.apollo.com/stockholders/apollo-global-management-inc/overview.
(e)    United Kingdom.
(1)    s.431 Election. If and to the extent the Participant is notified by the Company that a tax election is required due to the fact that any RSU Shares acquired by the Participant could constitute 'restricted securities' for the purposes of Chapter 2 of Part 7 to the Income Tax (Earnings & Pensions) Act 2003 ("ITEPA"), the Participant shall enter into a joint election with the Company (or their employer if different) under section 431(1) of ITEPA in order to disapply all restrictions attaching to such RSU Shares (in the form prescribed or agreed by HM Revenue & Customs) and in order to elect to pay income tax (if any) computed by reference to the unrestricted market value (as defined in ITEPA) of the RSU Shares no later than 14 days after the acquisition of a beneficial interest in such Shares (or such longer period as HMRC may direct).
(2)    Eligibility. For the purposes of granting this Award, the Company has determined that the Participant is an Eligible Recipient due to the fact that the Participant is employed by a "Subsidiary" or "Affiliate" that is either a subsidiary of the Company's Group as determined in accordance with the UK Companies Act 2006 and/or a member of the Company's Group as determined in accordance with Article 60 of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (as amended).
(3)    Recoupment. By acceptance of this Award, the Participant agrees and acknowledges for the purposes of the Employment Rights Act 1996 or otherwise, that recoupment of (i) the Award, (ii) some or all of the RSU Shares issued pursuant to the Award and/or (iii) any proceeds or value of such RSU Shares, may be recouped by the Company in such manner as it sees fit in accordance with Section 20 of this Award Agreement.

EXHIBIT 10.34
(f)    Belgium. The benefits to the Participant under the Plan and this Agreement shall not form any part of wages, remuneration or fees or count as pay, remuneration or fees for pension fund, severance payments, indemnity in lieu of notice or other purposes. Provided that the Shares underlying the RSU program are listed, Participants subject to social security and tax in Belgium can opt for a favorable social security and tax treatment on condition that the Participant and the Company Group mutually agree that the RSU Shares are 'unavailable' (blocked) for an uninterrupted period of two years following vesting. Such mutual agreement is to be agreed upon before the vesting of the RSUs. If a mutual agreement is made, social security and taxes are due on 100/120 (83,33%) of the fair market value of the Shares.
(g)    France. The Participant acknowledges and agrees that electronic signatures, which is compliant with EU eIDAS Regulation (EU) 910/2014, was used for the execution of the Notice and Award Agreement. The Participant acknowledges that it has received all the information required for the electronic signature of the Notice and Award Agreement and that it has signed this Notice electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into this Notice. The delivery of an electronic copy of the Notice and Award Agreement directly to the Participant shall constitute sufficient and irrefutable proof of the commitments and obligations of the Participant.
(h)    Germany. Any liability to taxes, employee social security obligations, duties or other expenses which may be incurred by the Participant in connection with the purchase, holding or disposal of RSUs and/or RSU Shares shall be borne by the respective Participant, provided that any liability to employer's national insurance contribution shall be excluded to the extent that it is unlawful for an employer to recover the same from a present or former employee.
(i)    Italy.
(1)    Tax Consequences. By accepting this Award, the Participant acknowledges that the Company Group will not act as withholding tax agents in connection to the grant or the exercise of the RSUs, unless it is required by law, and in such case, the Company Group may deduct or withhold the amounts due and/or require the Participant to remit cash to the Company Group in order to satisfy the tax fulfilments required by law. The Participant acknowledges fulfilling the relevant tax obligations required by law in connection with the grant of the RSUs and that the Participant shall be responsible for any tax fulfilments connected to the holding, transfer, disposal, gift of the RSUs and/or RSU Shares (including but not limited to the payment of wealth taxes, the payment of transfer taxes, and the fulfillment of tax monitoring obligations). The Participant is encouraged to consult with a qualified tax advisor with respect to the tax implications and the tax obligations to be fulfilled deriving from the grant and of the RSUs or delivery of the RSU Shares.
(2)    Amendment of Award Agreement. For the purpose of defining “continuous employment” indicated within Section 1 (a) continuous employment means actively in service and, thus, the Participant as of each Vesting Date should not be working their notice period or should not be under disciplinary proceedings resulting in a dismissal for Cause (for the avoidance of doubt if any Participant as of the relevant Vesting Date is working the notice period or is under a disciplinary proceeding which results in a dismissal for Cause, the RSUs they are entitled to will not vest). Any release required by Section 1 (b) of the Award Agreement shall be in a form unchallengeable under local laws.
(j)    Switzerland.
(1)    Treatment of Payments or Benefits. Any payments or benefits received under the Plan are gross. The Participant and Apollo Management Advisors Switzerland Sàrl and/or the Company shall each pay half of the contributions for social security insurances mandatory under Swiss law such as "AHV" (Old Age and Survivors' Insurance), "IV" (Invalidity Insurance), "ALV" (Loss of Earnings Insurance), "EO" (Unemployment Insurance), etc. The Participant’s contributions are deducted by Apollo Management Switzerland Advisors Sàrl and/or the Company from the gross amount. Apollo Management Switzerland Advisors Sàrl and/or the Company also shall deduct from amounts payable to the Participant, all applicable payroll taxes or other deductions that might be due pursuant to the legislation applicable to such payments.
(2)    Personal Data. The Participant agrees that Apollo Management Advisors Switzerland Sàrl may process and store personal data concerning the Participant to the extent such data relates to the Participant’s necessary to perform the employment relationship, in particular, for the

EXHIBIT 10.34
purposes of the administration of the Plan and this Agreement. The Participant agrees that personal data may be transferred to companies affiliated with Apollo Management Advisors Switzerland Sàrl that are located outside Switzerland, including to entities or persons located in countries that do not offer a level of protection equivalent to that applicable in Switzerland, in particular, in the following countries: Australia, Bermuda, Canada, China, Hong Kong, India and Japan.
2.    Asia & EMEA
(a)    China.
(1)    Data Protection. By acceptance of this Award, the Participant is deemed to agree that the Company Group may collect and process personal information relating to the Participant and transmit, share or transfer such personal information outside People’s Republic of China, for the purpose of granting RSUs and other administrative matters hereunder in accordance with Civil Code of PRC, Personal Information Protection Law of PRC and other applicable laws.
(2)    RSUs; Tax. The RSUs and other benefits granted to the Participant hereunder, if any, shall not form any part of their salary as defined in Labor Contract Law of PRC and/or for the purpose of determining other statutory benefits (i.e. statutory severance, social insurances, housing fund). The Participant will be solely responsible for the payment of any tax arising hereof (i.e. individual income tax) in any jurisdictions including the People’s Republic of China, United States and any other locations where the Participant may have personal tax obligations. The Participant must not engage in any form of facilitating tax evasion, whether under PRC law, U.S. law or under the law of any foreign jurisdictions.
(b)    Hong Kong.
(1)    Regulatory Review; Distribution of Documents; Reproduction or Transmission of Documents; Confidentiality. The contents of this Notice, the Award Agreement and any Plan offering document (together the “Documents”) have not been reviewed by any regulatory authority in Hong Kong. Participant is advised to exercise caution in relation to the offer of the Award. If Participant is in any doubt about any of the contents of the Documents, you should obtain independent professional advice. No action has been taken in Hong Kong to permit the distribution of the Documents. In particular, the Documents have not been approved by the Securities and Futures Commission in Hong Kong. This Award and the Documents have only be distributed in Hong Kong to “eligible employees” of the Company and its participating direct and indirect majority-owned Subsidiaries. The Documents may not be reproduced in any form or transmitted to any person other than the person to whom it is addressed. The Documents are distributed on a confidential basis. No right to participate in the Award is granted to any Person other than the Person to whom the Documents have been sent. No Person in Hong Kong other than the Person to whom the Documents are addressed may treat the same as constituting an invitation to them to participate.
(2)    Acceptance. By accepting this Award, the Participant acknowledges and warrants that they understand that their employer in Hong Kong will in its annual employer’s return report all sums chargeable to salaries tax in Hong Kong paid to the Participant under or by virtue of this Award. The Participant acknowledges and warrants that they understand that they are exclusively responsible for filing their own personal tax return accordingly, and for the payment of any salaries tax due with respect to this Award.
(c)    India. Any Participant, who is an Indian resident in terms of the Indian foreign exchange control laws, must repatriate or cause to be repatriated to India any funds received pursuant to the Plan within such time period as prescribed under applicable Indian foreign exchange control laws, as may be amended from time-to-time (e.g., currently, proceeds received from the sale of RSU Shares, dividends, cash distributions or liquidation proceeds must be repatriated to India within one hundred and eighty (180) days of receipt). The Participant agrees to retain and provide, upon written request by the applicable Indian governmental authority or the employer, appropriate evidence of the repatriation of funds, as applicable. The repatriation requirements may change if the Participant’s investment in the RSU Shares is considered as overseas direct investment under applicable foreign exchange control laws in India. It is solely the Participant’s responsibility to comply with applicable foreign exchange control laws in India. By accepting the RSUs, the Participant agrees that the Company Group shall not bear any responsibility for the Participant’s compliance with applicable foreign exchange control requirements. When the RSUs vest and RSU Shares are delivered to any Participant, payroll taxes will become payable by reference to the market value of the RSU Shares at that time.

EXHIBIT 10.34
(d)    Singapore.
(1)    Notification under Section 309B(1) of the Singapore Securities and Futures Act 2001; Securities Law Information. The RSUs and RSU Shares are prescribed capital markets products (as defined in the Singapore Securities and Futures (Capital Markets Products) Regulations 2018), being rights issued or proposed to be issued by a corporation in respect of its own stocks or shares and stocks or shares issued or proposed to be issued by a corporation, respectively, and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products). By accepting this Award, the Participant acknowledges and agrees that the RSUs and underlying RSU Shares are granted pursuant to the “qualifying person” exemption under Section 273(1)(i), read with Section 273(4) of the Singapore Securities and Futures Act 2001 and therefore will not be subject to selling restrictions pursuant to the Singapore Securities and Futures Act 2001. The Participant acknowledges that the Plan has not been, nor will it be, lodged or registered as a prospectus with the Monetary Authority of Singapore.
(2)    Selling Restrictions. The Award has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Award and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the RSUs and/or RSU Shares may not be circulated or distributed, nor may the RSUs and/or RSU Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with, the conditions of an exemption under any provision (other than Section 280) of Subdivision (4) of Division 1 of Part 13 of the Singapore Securities and Futures Act 2001
3.    Other Regions
(a)    Australia.
(1)    Offer under ESS Act. As required to comply with certain Australian regulatory disclosure relief, the Company confirms that this Award is an offer made in accordance with Division 1A (Employee Share Schemes) of the Corporations Act 2001 (Australia) (the "Corporations Act"). For the avoidance of doubt, nothing in this Award is taken to supersede the Company's obligations under Division 1A (Employee Share Schemes) of the Corporations Act, and to the extent of any inconsistencies, Division 1A will prevail and the relevant terms and conditions will be read down accordingly.
(2)    Australian Employee Share Scheme. This Award Agreement, together with the Plan (as amended pursuant to this Exhibit A, clause (b)), forms the rules of the employee share scheme applicable to the Australia-based Participants.
(3)    Subsidiaries and Affiliates; Eligible Recipients. For purposes of the issuances of this Award to the Participant in Australia: (a) an entity will only meet the definition of a "Subsidiary" or an "Affiliate" under the Plan if it is a "Subsidiary" of the Company in accordance with the Corporations Act 2001 (Cth) (Australia); and (b) a Person will only meet the definition of an "Eligible Recipient" under the Plan if they are an employee of either the Company or a Subsidiary or Affiliate thereof or they provide services to either the Company or a Subsidiary or Affiliate thereof in accordance with section 83A-325 of the Income Tax Assessment Act 1997 (Cth) (the "Australian Tax Act 1997"). It has been determined that the Participant meets these requirements and is eligible to receive this Award.
(4)    Australian Tax Deferral. Subdivision 83A-C of the Australian Tax Act 1997 applies to the RSUs (subject to the requirements of the Australian Tax Act 1997), unless the RSUs expire or lapse which allows for the RSUs to be taxed on a deferral basis, provided that the relevant conditions in the Australian Tax Act 1997 are satisfied.
(b)    Canada. The RSUs shall and any rights thereunder shall be settled entirely in newly-issued Shares of the Company. Fractional RSUs shall be settled solely through the issuance and delivery of newly-issued Shares of the Company instead of cash.